EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 2/25/25 to 3/5/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
2/25/2025	Buy	28,491	13.13
2/26/2025	Buy	30,534	13.27
2/27/2025	Buy	22,238	13.21
3/3/2025	Buy	18,232	13.09
3/4/2025	Buy	55,443	12.72
3/5/2025	Buy	10,096	12.88